Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports 39% Increase in Net Earnings for First Quarter 2005

Financial Highlights

First Quarter

•	Revenues of $2.4 billion - up 29%

•	EPS of $1.17 - up 39%

•	Homebuilding operating earnings of $330.5 million - up $101.1 million

•	Gross margin % on home sales of 24.6% - up 210 basis points

•	Gross profit on land sales of $23.5 million - down $12.1 million

•	Financial services operating earnings of $17.0 million - down $6.0 million

•	Return on net capital of 21.8%

•	New orders of 9,460 - up 9%

•	Backlog dollar value of $6.0 billion - up 32%

2005 Goal

•	Fiscal 2005 EPS goal increased to $7.15 from $6.90 (excludes an estimated second quarter $0.13 per share charge on the redemption of the Company’s 9.95% senior notes)

Miami, March 22, 2005 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its first quarter ended February 28, 2005. First quarter net earnings in 2005 were $193.2 million, or $1.17 per share diluted, compared to net earnings of $139.3 million, or $0.84 per share diluted, in 2004.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We are very pleased to report record results for our first quarter with an increase in revenues of 29% and net earnings growth of 39% over the prior year. These record results were driven by strength in our homebuilding operations, which generated strong margins resulting from our pricing power in land-constrained markets.”

Mr. Miller continued, “The homebuilding industry continues to see strong demand resulting from positive demographic trends and supply constraints. As the industry continues to consolidate, we remain focused on targeting strategic opportunities to generate market share gains in our current markets as well as in new markets.”

Mr. Miller concluded, “As a result of our $6.0 billion backlog, we have excellent visibility and are comfortable increasing our 2005 earnings per share goal to $7.15 from $6.90. Given our strong balance sheet and strategic land holdings, we remain well positioned for future growth.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 28, 2005 COMPARED TO

THREE MONTHS ENDED FEBRUARY 29, 2004

Homebuilding

Revenues from homes sales increased 33% in the first quarter of 2005 to $2.2 billion from $1.7 billion in 2004. Revenues were higher primarily due to a 17% increase in the number of home deliveries and a 14% increase in the average sales price of homes delivered in 2005. New home deliveries, excluding unconsolidated entities, increased to 7,577 homes in the first quarter of 2005 from 6,495 homes last year. In the first quarter of 2005, new home deliveries were higher in each of the Company’s regions, compared to 2004, with the biggest contribution coming from the Company’s West region. The average sales price of homes delivered increased to $292,000 in the first quarter of 2005 from $256,000 in 2004.

Gross margins on home sales were $544.4 million, or 24.6%, in the first quarter of 2005, compared to $373.8 million, or 22.5%, in 2004. Gross margin percentage on home sales increased 210 basis points due to an improvement in the Company’s West region, which was primarily attributable to increased deliveries and continued pricing power.

Selling, general and administrative expenses as a percentage of revenues from home sales improved to 12.1% in the first quarter of 2005, from 12.2% in 2004.

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Revenues and gross margins on land sales totaled $75.4 million and $23.5 million, or 31.2%, respectively, in the first quarter of 2005, compared to $94.3 million and $35.6 million, or 37.8%, respectively, in 2004. Equity in earnings from unconsolidated entities was $16.1 million in the first quarter of 2005, compared to $5.3 million last year. This improvement resulted primarily from an increase in homes delivered by the Company’s unconsolidated homebuilding joint ventures. Management fees and other income, net totaled $14.0 million in the first quarter of 2005, compared to $18.0 million in 2004. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services Division were $17.0 million in the first quarter of 2005, compared to $23.0 million last year, primarily due to reduced profitability from the Division’s mortgage operations as a result of a more competitive mortgage environment. This decrease was partially offset by improved profitability from the Division’s title operations.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.5% in both the first quarter of 2005 and 2004.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything’s Included® and Design StudioSM programs. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet and cable television services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

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Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” in Item 1 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2004. We do not undertake any obligation or duty to update forward-looking statements to reflect either the occurrence or non-occurrence of any of the risk factors, or to reflect any other future event or circumstance.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 AM Eastern time on Tuesday, March 22, 2005. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 774215 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	February 28, 2005	February 29, 2004
Revenues:
Homebuilding	$2,289,938	1,757,382
Financial services	117,374	105,525

Total revenues	$2,407,312	1,862,907

Homebuilding operating earnings	$330,519	229,381
Financial services operating earnings	17,012	22,995
Corporate general and administrative expenses	37,160	28,678

Earnings before provision for income taxes	310,371	223,698

Provision for income taxes	117,165	84,446

Net earnings	$193,206	139,252

Average shares outstanding:
Basic	155,144	155,528
Diluted	166,857	167,905

Earnings per share:
Basic	$1.25	0.90
Diluted	$1.17	0.84

Supplemental information:
Interest incurred (1)	$36,923	31,532
EBIT (2):
Earnings before provision for income taxes	$310,371	223,698
Interest	31,052	25,363

EBIT	$341,423	249,061

(1)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes. The Company’s management uses EBIT because it believes this financial measure helps to compare the Company’s operations with those of its competitors, by eliminating factors that differ from company to company for reasons that often are not related to the efficiency and effectiveness of a particular company’s operations. The Company believes EBIT provides useful information to investors and analysts, because it will help them compare the efficiency and effectiveness of the Company’s operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	February 28, 2005	February 29, 2004
Revenues:
Sales of homes	$2,214,579	1,663,097
Sales of land	75,359	94,285

Total revenues	2,289,938	1,757,382

Costs and expenses:
Cost of homes sold	1,670,136	1,289,299
Cost of land sold	51,874	58,652
Selling, general and administrative	267,547	203,363

Total costs and expenses	1,989,557	1,551,314

Equity in earnings from unconsolidated entities	16,139	5,277
Management fees and other income, net	13,999	18,036

Operating earnings	$330,519	229,381

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

(Unaudited)

	At or for the Three Months Ended
	February 28, 2005	February 29, 2004
Deliveries:
East	2,209	2,176
Central	2,297	1,989
West	3,303	2,489

Total	7,809	6,654

Of the total deliveries listed above, 232 represents deliveries from unconsolidated entities for the three months ended February 28, 2005, compared to 159 deliveries last year.

New Orders:
East	3,040	3,340
Central	2,844	2,219
West	3,576	3,145

Total	9,460	8,704

Of the total new orders listed above, 322 represents new orders from unconsolidated entities for the three months ended February 28, 2005, compared to 321 new orders last year.

Backlog - Homes:
East	8,158	7,285
Central	3,114	2,646
West	6,192	5,867

Total	17,464	15,798

Of the total homes in backlog listed above, 1,675 represents homes in backlog from unconsolidated entities at February 28, 2005, compared to 1,255 homes in backlog at February 29, 2004.

Backlog - Dollar Value:
East	$2,577,295	1,882,583
Central	764,084	619,097
West	2,629,291	2,015,117

Total	$5,970,670	4,516,797

Of the total dollar value of homes in backlog listed above, $689,776 represents the backlog dollar value from unconsolidated entities at February 28, 2005, compared to $401,817 of backlog dollar value at February 29, 2004.

Lennar’s market regions consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina
Central:	Texas, Illinois and Minnesota
West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(Unaudited)

	February 28, 2005	February 29, 2004
Homebuilding debt	$2,002,867	1,531,846
Stockholders’ equity	4,161,508	3,278,490

Total capital	$6,164,375	4,810,336

Homebuilding debt to total capital	32.5%	31.8%